ULTIMUS MANAGERS TRUST
ELEVENTH AMENDMENT TO THE
CUSTODY AGREEMENT

THIS ELEVENTH AMENDMENT dated as of the 9th day of July, 2015, to the Custody Agreement, dated as of June 5, 2012, as amended August 20, 2012, August 21, 2012, December 31, 2012, May 28, 2013, September 11, 2013, May 15, 2014, August 26, 2014, November 11, 2014, March 24, 2015 and April 6, 2015 (the “Custody Agreement”), is entered into by and between ULTIMUS MANAGERS TRUST, an Ohio business trust, (the “Trust”) and U.S. BANK, N.A., a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the Ryan Labs Long Credit Fund; and

WHEREAS, Article XV, Section 15.02 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit K to the Custody Agreement is hereby superseded and replaced with Amended Exhibit K attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Eleventh Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ULTIMUS MANAGERS TRUST		U.S. BANK, N.A.

By:	/s/ David R. Carson	By:	/s/ Michael R. McVoy

Name:	David R. Carson	Name:	Michael R. McVoy

Title:	Ultimus Managers Trust President	Title:	Senior Vice President

Exhibit K to the Custody Agreement – Ultimus Managers Trust and U.S. Bank, N.A.

Name of Series
Ryan Labs Core Bond Fund
Ryan Labs Long Credit Fund

Domestic Custody Services at November, 2014

U.S. Bank, N.A., as Custodian, will receive monthly compensation for services according to the terms of the following Schedule:

I.	Annual Fee Based Upon Market Value Fee Per Fund
.70 basis points on the average daily market value of all long securities and cash held in the portfolio.

II.	Portfolio Transaction Fees:

$ 4.00 per DTC/ Federal Reserve depository transaction/ principal paydown
$25.00 per transaction processed through our New York custodian definitive security (physical)
$15.00 per mutual fund trade (excluding trades settling at DTC)
$ 6.00 per Short sales
$ 5.50 per repurchase agreement transaction, Time Deposit, CD or other non-depository transactions
$ 8.00 per option/future contract written, exercised or expired
$ 6.50 per Fed wire or margin variation Fed wire
$ 5.00 per Check disbursement
$150.00 per segregated account per year

Minimum Annual Fee per fund: $4,800

III.	Out-of-Pocket Expenses
Including but not limited to expenses incurred in Treasury Management, safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees and extra expenses based on complexity.

▪	A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
▪	No charge for the initial conversion free receipt.
▪	Overdrafts – charged to the account at prime interest rate plus 2.

IV.	Additional Services
Additional fees apply for global servicing.  Fund of Fund expenses quoted separately.

*Subject to annual CPI increase, Milwaukee MSA.
Fees are calculated pro rata and billed monthly.

Exhibit K (continued) to the Custody Agreement – Ultimus Managers Trust and U.S. Bank, N.A.

Additional Global Sub-Custodial Services Annual Fee Schedule at November, 2014

COUNTRY	INSTRUMENT	SAFEKEEPING (BPS)	TRANSACTION FEE	COUNTRY	INSTRUMENT	SAFEKEEPING (BPS)	TRANSACTION FEE	COUNTRY	INSTRUMENT	SAFEKEEPING (BPS)	TRANSACTION FEE	COUNTRY	INSTRUMENT	SAFEKEEPING (BPS)	TRANSACTION FEE
Argentina	All	13.0	$35	Estonia	All	6.0	$20	Luxembourg	All	4.0	$20	Slovak Republic	All	22.0	$90
Australia	All	1.0	$15	Euromarkets**	All	1.00	$5	Malaysia	All	3.5	$40	Slovenia	All	22.0	$90
Austria	All	2.0	$20	Finland	All	2.5	$25	Mali	All	35.0	$125	South Africa	All	2.0	$10
Bahrain	All	44.0	$115	France	All	1.0	$15	Malta	All	20.0	$60	South Korea	All	5.5	$10
Bangladesh	All	35.0	$120	Germany	All	1.0	$15	Mauritius	All	26.0	$80	Spain	All	1.0	$15
Belgium	All	1.5	$25	Ghana	All	22.0	$40	Mexico	All	2.0	$10	Sri Lanka	All	13.0	$50
Benin	All	35.0	$125	Greece	All	8.0	$35	Morocco	All	31.0	$80	Swaziland	All	26.0	$40
Bermuda	All	13.0	$50	Guinea Bissau	All	44.0	$125	Namibia	All	26.0	$40	Sweden	All	1.0	$25
Botswana	All	22.0	$40	Hong Kong	All	2.0	$20	Netherlands	All	2.0	$15	Switzerland	All	1.0	$25
Brazil	All	8.0	$20	Hungary	All	22.0	$60	New Zealand	All	2.5	$25	Taiwan	All	13.0	$65
Bulgaria	All	35.0	$65	Iceland	All	13.0	$45	Niger	All	35.0	$125	Thailand	All	3.5	$25
Burkina Faso	All	35.0	$125	India	All	9.0	$85	Nigeria	All	26.0	$40	Togo	All	35.0	$125
Canada	All	1.0	$5	Indonesia	All	6.0	$70	Norway	All	2.0	$25	Tunisia	All	35.0	$40
Cayman Islands*	All	1.0	$10	Ireland	All	2.0	$15	Oman	All	45.0	$115	Turkey	All	11.0	$10
Channel Islands*	All	1.5	$20	Israel	All	11.0	$30	Pakistan	All	26.0	$80	UAE	All	40.0	$105
Chile	All	18.0	$50	Italy	All	2.0	$25	Peru	All	39.0	$85	United Kingdom	All	1.0	$5
China"A" Shares	All	11.0	$45	Ivory Coast	All	35.0	$125	Philippines	All	5.0	$40	Ukraine	All	21.0	$30
China"B" Shares	All	11.0	$45	Japan	All	1.0	$10	Poland	All	13.0	$25	Uruguay	All	45.0	$55
Columbia	All	35.0	$80	Jordan	All	35.0	$100	Portugal	All	5.5	$40	Venezuela	All	35.0	$100
Costa Rica	All	13.0	$50	Kazakhstan	All	53.0	$120	Qatar	All	40.0	$115	Zambia	All	26.0	$40
Croatia	All	31.0	$55	Kenya	All	26.0	$40	Romania	All	31.0	$80	Zimbabwe	All	26.0	$40
Czech Republic	All	11.0	$25	Latvia	Equities	13.0	$60	Russia	Equities	33.0	$165				
Denmark	All	2.0	$25	Latvia	Bonds	22.0	$75	Russia	MINFINs	13.0	$40				
Ecuador	All	31.0	$55	Lebanon	All	22.0	$75	Senegal	All	35.0	$125				
Egypt	All	28.0	$65	Lithuania	All	18.0	$40	Singapore	All	2.0	$20				

* Additional customer documentation and indemnification will be required prior to establishing accounts in these markets.

** Tiered by market value:<$5 billion: 1bp, >$5 billion and <$10 billion: .75 bps; >$10 billion: .50 bps.

** Euromarkets - Non-Eurobonds: Surcharges vary by local market.

*Safekeeping and transaction fees are assessed on security and currency transactions.
Annual Base Fee - A monthly minimum charge per account (fund) will apply based on the number of foreign securities held.
▪	1-25 foreign securities: $500
▪	26-50 foreign securities: $1000
▪	Over 50 foreign securities: $1,500
▪	Euroclear – Eurobonds only. Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.
▪	For all other markets specified above, surcharges may apply if a security is held outside of the local market.
Tax Reclamation Services: Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $50 per claim.
Out of Pocket Expenses
▪	Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
▪	A surcharge may be added to certain out-of-pocket expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.
▪	SWIFT reporting and message fees.
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